UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 8, 2004

ENDOLOGIX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-28440	68-0328265

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13900 ALTON PARKWAY, SUITE 122 IRVINE, CA	92618

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 595-7200

Item 5. Other Events and Required FD Disclosure.
Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3

This Current Report on Form 8-K is filed by Endologix, Inc., a Delaware Corporation (the “Company”), in connection with the matters described herein.

Item 5. Other Events and Required FD Disclosure.

On March 10, 2004, the Company announced that it completed a private placement in which it sold 3.2 million shares of its common stock to certain institutional accredited investors at a purchase price of $5.10 per share which resulted in net proceeds to the Company of approximately $15.3 million, after deduction of transaction expenses. .

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The Company has agreed to file a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock issued in the private placement.

This announcement is not an offer to sell securities of the Company, and any opportunity to participate in the private placement was available to a very limited group of investors.

The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement entered into in connection with the private placement, which is attached hereto as Exhibit 99.1. A copy of the press releases announcing the private placement and announcing the consummation of the private placement are attached hereto as Exhibits 99.2 and 99.3, respectively, and are hereby incorporated by reference.

Item 7. Financial Statements and Exhibits.

     (c) Exhibits

99.1	Stock Purchase Agreement, dated March 8, 2004, by and between investors and the Company.

99.2	Press Release of Endologix, dated March 8, 2004

99.3	Press Release of Endologix, dated March 10, 2004

Disclosure Page 2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENDOLOGIX, INC.

Date: March 10, 2004	By	/s/ David Richards Chief Financial Officer and Secretary

Disclosure Page 3

EXHIBIT INDEX

99.1	Stock Purchase Agreement, dated March 8, 2004, by and between investors and the Company.

99.2	Press Release of Endologix, dated March 8, 2004

99.3	Press Release of Endologix, dated March 10, 2004

Disclosure Page 4